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                                                                     EXHIBIT 3.3

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      OF

                             MEDI-JECT CORPORATION


          The undersigned officers of Medi-Ject Corporation, a corporation organized and existing under the Minnesota Business Corporation Act (the "Corporation"), do hereby certify that, pursuant to authority conferred by the Second Amended and Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and pursuant to the provisions of
Section 302A.401 of the Minnesota Business Corporation Act, the Board of Directors of the Corporation adopted a resolution adopting a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (this "Certificate of Designations") providing for certain designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of 10,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, which resolution is as follows:

     RESOLVED:  That pursuant to Article 3 of the Second Amended and
     Restated Articles of Incorporation, as amended, of this Corporation, the Board of Directors hereby establishes the following series of Preferred Stock, $.01 par value per share (the "Preferred Stock"), of the Corporation having the designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth below:

     1.   Designation. 10,000 shares of the Preferred Stock shall be designated
          -----------
and known as the "Series A Convertible Preferred Stock."

     2.   Dividend Provisions.
          -------------------

          a. The Series A Convertible Preferred Stock shall bear a mandatory dividend of 10% per annum of the stated value, payable semi-annually in cash on May 1st and November 1st of each year commencing May 1, 1999 (each a "Dividend Distribution Date"), on any shares of the Series A Convertible Preferred Stock issued and outstanding. The stated value of the Series A Convertible Preferred Stock shall be $1,000 per share. In the event the Corporation does not have legally available funds to make such distribution (provided, however, that the Board of Directors shall have taken all necessary and appropriate action to make such funds legally available), such distribution shall be made by the issuance of additional shares of Series A Convertible Preferred Stock having a stated value equal to the amount of the distribution not otherwise made on the same terms and subject to the same conditions as the Series A Convertible Preferred Stock originally issued hereby. Fractional shares of Series A Convertible Preferred Stock shall be issuable for purposes hereunder.

          b. Notwithstanding anything contained in this Certificate of Designations, as
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amended, to the contrary, so long as any shares of Series A Convertible
Preferred Stock remain outstanding, no dividends shall be declared or payable with respect to any outstanding shares of Common Stock of the Corporation or shares of any other class of shares of the Corporation nor, except for repurchases or redemptions made in good faith by the Corporation in consideration for the exercise of options issued under the Corporation's stock option plans existing on the date hereof, nor shall the Corporation redeem, repurchase or otherwise acquire shares of Common Stock of the Corporation or shares of any other class of shares of the Corporation.

     3.   Liquidation Preference.
          ----------------------

          a. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock (the "Common Shareholders") or any other class or series of stock subordinate in Liquidation Preference to the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Original Purchase Price per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series A Convertible Preferred Stock after issuance) plus any accrued and unpaid dividends thereon (the "Series A Liquidation Preference"). As used herein, the "Original Purchase Price" is $1,000 per share.

          b. If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Convertible Preferred Stock the full amounts to which they shall be entitled, the holders of the Series A Convertible Preferred Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to subsection 3(a), above.

          c. After the distributions described in subsection (a), above, have been paid, the holders of the Series A Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

          d.   For purposes of this Section 3:

               (i) a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include,

                         (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); except, if (i) the Corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition (by virtue of

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                    securities issued as consideration for the Corporation's
                    acquisition) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) if a majority in interest of the Series A Convertible Preferred Stock, voting as a class, shall have approved such reorganization, merger or consolidation; or

                          (B) a sale of all or substantially all of the assets of the Corporation.

                    (ii) Upon the occurrence of any of the events described in the foregoing subsection (3)(d)(i), if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, which shall be valued as follows:

                          (A) if traded on a securities exchange or through Nasdaq, the average of the closing sale prices of the securities on such exchange for the 20 consecutive trading days ending with the day which is two trading days prior to the closing of such transaction (the "Market Price");

                          (B) if actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; or

                          (C) if there is no active public market, the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.

               The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (ii), (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Series A Convertible Preferred Stock.

                    (iii) In the event the requirements of this subsection 3(d)
               are not complied with, the Corporation shall forthwith either:

                          (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

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                         (B)  cancel such transaction, in which event the
                              rights, preferences and privileges of the holders of the Series A Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(e) below.

          e. The Corporation shall give each holder of record of Series A Convertible Preferred Stock written notice of any impending transaction described under subsection 3(d)(i) above, not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.

     4.   Conversion.  The holders of the Series A Convertible Preferred Stock
          ----------
shall have conversion rights as follows (the "Conversion Rights"):

          a. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, within sixty (60) days after the tenth anniversary of the first issuance of shares of Series A Convertible Preferred Stock (the "Original Conversion Date") at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by valuing each issued and outstanding share of Series A Convertible Preferred Stock at the Series A Liquidation Preference and converting such share into such number of shares of Common Stock as may be acquired at such value where each share of Common Stock is valued at the conversion price applicable to such share (the "Conversion Price"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. On the third (3rd) anniversary of the Original Conversion Date, all outstanding shares of Series A Convertible Preferred Stock shall, subject to the requirements of Nasdaq Rule 4460(i)(1)(d)(ii) to the extent applicable, automatically convert into shares of Common Stock at the Conversion Price in effect on such date. The Conversion Price per share of Common Stock on any day for purposes of this paragraph shall be equal to the lower of $1.50 per share and ninety-five (95%) per cent of the Market Price of the Common Stock as of such date.

          b. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any

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transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          c.   Corporation Conversion Right.  Notwithstanding anything contained
               ----------------------------
herein to the contrary, and subject to the provisions of Section 4(b) of the Securities Purchase Agreement between the Corporation and Elan International Services, Inc. (the "Purchase Agreement"), in the event the Corporation is unable to secure a sub-licensee or user of the Auto-Injector Technology (as that term is defined in that certain License and Development Agreement, between the Corporation and Elan Corporation, plc) prior to the second anniversary of the date of the Purchase Agreement, the Corporation, at the Corporation's option, shall have the right, upon written notice given to the holder within thirty (30) days after the second anniversary of the date hereof, to convert all issued and outstanding shares of Series A Convertible Preferred Stock into Common Stock, by delivering to the holder of the Series A Convertible Preferred Stock such number of shares of Common Stock, as is determined by valuing each issued and outstanding share of Series A Convertible Preferred Stock at the Liquidation Preference and converting such share into such number of shares of Common Stock as may be acquired at such value where each share of Common Stock is valued at the conversion price applicable to such share (the "Conversion Price") in effect on the date the Corporation gives notice of its intention to call the Series A Convertible Preferred Stock for conversion. The Conversion Price per share of Common Stock shall be equal to the Market Price of the Common Stock, (as defined below). Notwithstanding anything contained herein to the contrary, the Corporation shall not be entitled to convert the Series A Preferred Stock pursuant to this paragraph in the event that (A) the Market Price on the date of payment is not greater than 85% of the average Market Price for the Common Stock for the 45 consecutive trading days immediately prior to such date of payment, or (B) the Market Price on the date of payment is not greater than the Market Price on the Closing Date (as such term is defined in the Purchase Agreement").

          d. As used herein, the term "Market Price" shall mean the average closing sale price of the Common Stock, as reported by its principal trading exchange, for the twenty (20) trading days immediately preceding the date of conversion.

     5.   Redemption. The Corporation shall have the right, at any time after
          ----------
the issuance of the shares of Series A Convertible Preferred Stock and prior to the conversion of such shares into shares of Common Stock as provided in Section 4 above, to redeem any or all of the issued and outstanding shares of Series A Convertible Preferred Stock for cash at a price per share equal to the Series A Liquidation Preference.

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     6.   Other Distributions.  In the event the Corporation shall declare a
          -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this Section 6, the holders of the Series A Convertible Preferred Stock shall be entitled, upon conversion of the Series A Convertible Preferred Stock, to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     7.   Recapitalization.  If at any time or from time to time there shall
          ----------------
be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3 or
Section 4) provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4 with respect to the rights of the holders of the Series A Convertible Preferred Stock after the recapitalization to the end that the provisions of Section 4 shall be applicable after that event as nearly equivalent as may be practicable.

     8.   No Impairment. The Corporation will not, by amendment of its Articles
          -------------
of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

     9.   No Fractional Common Shares and Certificate as to Adjustments. No
          -------------------------------------------------------------
fractional shares of Common Stock shall be issued upon the conversion of any share or shares of the Series A Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

     10.  Notices of Record Date. If at any time that the Series A Convertible
          ----------------------
Preferred Stock is convertible pursuant to Section 4 hereof, the Corporation takes a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right,

                                       6
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and the amount and character of such dividend, distribution or right.

     11.  Reservation of Stock Issuable Upon Conversion. The Corporation shall
          ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation, as amended.

     12.  Notices. Any notice required by the provisions hereof to be given to
          -------
the holders of shares of Series A Convertible Preferred Stock shall be deemed given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given and five (5) days after mailing if mailed by first-class mail to the address of the holder appearing on the books of the Corporation.

     13.  Voting Rights.
          -------------

          a. In any vote by the holders of the Series A Convertible Preferred Stock acting as a class, each holder of Series A Convertible Preferred Stock shall be entitled to one vote for each share of Series A Convertible Preferred Stock.

          b. So long as any shares of Series A Convertible Preferred Stock remain outstanding, in the event the Corporation is unable to make a cash dividend with respect to all issued and outstanding shares of Series A Convertible Preferred Stock for two consecutive years, the holders of the Series A Convertible Preferred Stock, acting as a class, shall be entitled to elect a member of the Board of Directors of the Corporation. The term of office of any director so elected by the holders of the Series A Convertible Preferred Stock shall automatically terminate at such time as all dividends due and payable hereunder shall have been paid.

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

          c. So long as any shares of Series A Convertible Preferred Stock remain outstanding on or after the sixtieth (60th) day following the Original Conversion Date, (i) the holders of the Series A Convertible Preferred Stock, acting as a class, shall be entitled to elect such additional members to the Board of Directors of the Corporation as shall constitute a majority of the members of the Board of Directors of the Corporation at any time; (ii) the holders of the Common Stock (and any other classes entitled to vote with the holders of the Common Stock) shall be entitled to elect the remaining directors, (subject to the rights of any other class of preferred stock or others to elect any members of the Board of Directors) and (iii) holders of shares of Series A Convertible Preferred Stock together with holders of shares of outstanding shares of Common Stock (and any other class of stock entitled to vote therewith) shall have the right to vote together on all matters with respect to which holders of Common Stock (and any other class entitled to vote thereon with the holders of Common Stock) are entitled to vote, together as a single class, with each share of Series A Convertible Preferred Stock having the number of votes at the time of any vote as determined by the following formula:

          P = T
              -
              PS

          where

          P equals the number of votes allocable to each share of Series A Convertible Preferred Stock in any vote where the Series A Convertible Preferred Stock and other classes of stock of the Corporation are voting together as a single class;

          T equals the difference of (i) the number of votes held by other classes entitled to vote in the action to be taken by the shareholders of the Corporation, divided by three-tenths less (ii) the number of votes exercisable by other classes entitled to vote and

          PS equals the total number of outstanding shares of Series A Convertible Preferred Stock.

Notwithstanding anything contained in this Section 13(c)(iii) to the contrary, in no event shall the holders of the Series A Preferred Stock be entitled to any voting rights in excess of those allowed by Nasdaq Rule 4460(i)(1)(d)(ii) unless and until the Corporation shall have received shareholder approval of the voting rights granted hereunder or the requirements of such rule are no longer applicable to the Corporation.

     14.  Protective Provisions. Except as otherwise provided hereunder, so long
          ---------------------
as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting separately as a class:

                                       8
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               a.   increase or decrease the authorized or outstanding number of the shares of Series A Convertible Preferred Stock (other than by the conversion or redemption or such shares as provided for herein), respectively, so as to affect adversely such shares;

               b. authorize or issue any other equity security, or security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, or being senior to, the Series A Convertible Preferred Stock with respect to voting, dividends, liquidation or redemption, respectively; or

               c. authorize or issue any other equity security, or security convertible into or exercisable for any equity security, or any other series of preferred stock which shall have voting rights, under any circumstances, of greater than one vote per share.

     15.  Status of Converted or Redeemed Stock. In the event any shares of
          -------------------------------------
Series A Convertible Preferred Stock shall be converted pursuant to Section 4 hereof or redeemed pursuant to Section 5 hereof, the shares so converted or redeemed shall be canceled and shall not be reissuable by the Corporation.

     16.  Amendment. Notwithstanding anything contained herein to the contrary,
          ---------
any provision of this Certificate of Designations may be modified or waived with the consent of the Company and the holders of a majority in interest of the Series A Convertible Preferred Stock.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed to this 10th day of November, 1998.

                                        MEDI-JECT CORPORATION



                                        By:  _______________________________
                                             Name:  Mark Derus
                                             Title: Chief Financial Officer
                                                    and Secretary

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